EXHIBIT 10.1

May 19, 2022

Inhi Cho Suh

Delivered via e-mail

Re: Offer of Employment Dear Inhi:
I am pleased to offer you a position with DocuSign, Inc. (the “Company”) as President, Product and Engineering, based in our San Francisco office reporting to Dan Springer, with an expected commencement date of July 5, 2022 (“Start Date”). This offer letter supersedes the previous offer letter dated May 19, 2022 at 4:56pmPT and constitutes the entire agreement between you and DocuSign, Inc. regarding your employment. DocuSign may require all employees to be fully vaccinated against COVID-19 and provide proof of vaccination to visit a DocuSign office, to meet with potential or actual customers or business partners, or for other business related purposes, in accordance with local law. Please note that DocuSign has contracts with different governments globally– including the US Federal Government–which may require compliance with local and federal laws. When employees are required to be vaccinated, new hires will be required to provide proof of vaccination. DocuSign will comply with applicable law regarding the reasonable accommodation of individuals with disabilities and/or sincerely held religious beliefs. You will receive a bi-weekly salary of $19,230.77 ($500,000.00 annualized), less applicable taxes and deductions, which will be paid in accordance with the Company’s normal payroll procedures. In addition, you will be eligible for a target bonus equal to 100% of your eligible compensation, subject to the terms and conditions of the Company Incentive Plan (“CIP”) in effect for each applicable fiscal year. The CIP plan document contains important information including eligibility, pro- ration for employees on a leave of absence or hired mid-year, and the measures used to track Company’s achievement of targets for the plan year as established by management. If your employment starts January 16th or later of a specific fiscal year, your first eligibility to participate in the CIP will not be until the following fiscal year.

The Company will pay you a one-time signing bonus of $325,000.00 (the "Sign-On Bonus"), to be paid out in your first payroll following your Start Date. The Sign-On Bonus will be subject to withholding requirements and authorized deductions. The payment of the Sign-On Bonus is an advance and will not be fully earned unless you remain employed by DocuSign for one full year. If you voluntarily resign or are terminated by DocuSign for Cause before the one-year anniversary of your Start Date you agree to repay the full amount of the Sign-On Bonus Advance at the time of your departure (less 8.33% for each full month of work completed after your Start Date). As a condition of receiving the Sign-On Bonus payment, you agree and authorize the Company to deduct any unearned portion of the advance from your final wages, to the extent permitted by applicable laws. If you fail to repay the Sign-On Bonus Advance at the time of your departure, interest will accrue on the amount owed at the rate of 1.5% per month. In addition to paying interest, you agree to reimburse the Company for expenses incurred in pursuing payment from you, including collections fees and/or attorneys' fees.

For purposes of this Agreement, “Cause” means:

(i)your failure to perform the duties and responsibilities of your position after there has been delivered to you a demand for performance from the Company which describes the basis for the Company’s belief that you have not performed your duties and provided you with 30 days to take corrective action;
(ii)any act of personal dishonesty taken by you in connection with your responsibilities as an employee of the Company;
(iii)your conviction of, or plea of nolo contendere to, a felony;
(iv)your commission of any tortious act, unlawful act or malfeasance which causes or reasonably could cause (for example, if it became publicly known) harm to the Company’s standing, condition or reputation;
(v)any breach by you of the provisions of your Confidential Information, Invention Assignment, and Arbitration Agreement with the Company or other improper disclosure of the Company’s confidential or proprietary information;

(vi)a breach of any fiduciary duty owed to the Company by you that has or could reasonably be expected to have a detrimental effect on the Company’s reputation or business; or
(vii)your (a) obstructing or impeding; (c) endeavoring to influence, obstruct or impede, or (d) failing to cooperate with, any investigation authorized by the Company or any governmental or self-regulatory entity (an “Investigation”). However, your failure to waive attorney-client privilege relating to communications with your own attorney in connection with an Investigation will not constitute “Cause.”

Subject to approval of the Board of Directors of the Company, or a committee appointed by the Board, you will be eligible to receive (1) an award of restricted stock units (“RSUs”) representing the right to acquire shares of Common Stock of DocuSign, Inc. with a value of $20,000,000.00 (the “New Hire Grant”), and (2) an award of RSUs representing the right to acquire shares of Common Stock of DocuSign, Inc. with a value of
$3,325,000.00 (the “One-Year RSU Grant”). The number of RSUs you receive will generally be determined by dividing the target value by the average closing stock price over a period of 10 trading days immediately prior to the Vesting Commencement Date. The Vesting Commencement Date will typically be the first 10th day of a month following your Start Date. Such RSUs will be subject to the terms and conditions of: (a) the Company’s equity incentive program in effect at the time of grant (the “Plan”), (b) an RSU Agreement, as applicable, in the form approved by the Board or a committee of the Board, and (c) applicable law. The RSUs will be subject to service-based requirements as set forth in the RSU Agreement. For a general summary of the vesting terms, please see Attachment A hereto.

In addition, subject to the sole discretion of the Company and based on your individual and the Company’s performance, you will also be eligible to be recommended for a discretionary focal FY23 equity grant after the completion of your focal review for FY23. The current expectation, provided you remain actively employed in the role of President, Product and Engineering through the end of the FY23 focal review period, and assuming you meet or exceed all performance expectations of your manager, is that we would recommend to the Board, or a committee appointed by the Board, that you receive an equity grant with a target value of $9,000,000.00. The number of RSUs received will be dependent on the average closing stock price at that time of the grant (i.e., the 10 trading days immediately prior to the Vesting Commencement Date for your FY23 focal grant). The Vesting Commencement Date for focal grants is typically the 10th day of the month following the effective date of the focal review, which is typically May 1st. It is also understood and agreed that your position, compensation, responsibilities and performance may change over time and this paragraph is not a guarantee of any future equity grants. Instead, this is a statement memorializing the intent of the Company at the time of this Offer Letter. You further acknowledge and agree that the foregoing recommendation is not binding upon any future acquirer of DocuSign, and will lapse without consideration in the event of a change of control of DocuSign.

Board Equity Grants. Your commencement of employment on the Start Date will constitute “Continuous Service” for purposes of the restricted stock units (“RSUs”) previously awarded to you in your capacity as a member of the Board (your “Board Service Equity Awards”), which will continue to vest according to their terms following the Start Date (except as set forth below with respect to acceleration).

Notwithstanding anything to the contrary in the Company’s Non-Employee Director Compensation Policy, any Company equity incentive plan or the equity award agreements governing your Board Service Equity Awards, such Board Service Equity Awards will no longer be entitled to accelerated vesting upon a Change in Control or upon a termination of service, and instead any Board Service Equity Awards will only be eligible for accelerated vesting pursuant to the Executive Severance and Change in Control Plan.

As a Company employee, you will also be eligible to receive certain employee benefits including PTO, healthcare, dental coverage, and a 401(k) plan. You should note that the Company may modify salaries and benefits from time to time as it deems necessary. You should be aware that your employment with the Company is for no specified period and constitutes at-will employment. As a result, you are free to resign at any time, for any reason or for no reason.

Similarly, the Company is free to conclude its employment relationship with you at any time, with or without cause, and with or without notice. The Company reserves the right to conduct background investigations and/or reference checks on all of its potential employees. Your job offer, therefore, is contingent upon a clearance of such a background investigation and/or reference check, if any. Please note your Start Date is subject to change if your background check has not been completed 13 days prior to your Start Date.

For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you may be terminated. If you require work authorization to lawfully work in the U.S., this must be obtained prior to your State Date and your Start

Date is subject to change if proof of such authorization is not obtained by the Company by Monday of the week prior to your Start Date.

You agree that, during the term of your employment with the Company, you will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which the Company is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to the Company. Without limiting the foregoing, the Company agrees that you may serve as a non-employee director on the board of directors of no more than one public company, subject to prior approval by DocuSign’s Board of Directors (or a committee thereof) and Chief Executive Officer.

As a Company employee, you will be expected to abide by company rules and regulations. You will be specifically required to sign an acknowledgment that you have read and understand the company rules of conduct which are included in the employee handbook which you will receive on your first day of employment. You will be expected to sign and comply with an At-Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement which requires, among other provisions, the assignment of patent rights to any invention made during your employment at the Company and non-disclosure of proprietary information. The Agreement also provides that in the event of any dispute or claim relating to or arising out of our working relationship, you and the Company agree that all such disputes shall be resolved by binding arbitration where permitted by applicable law; provided that the obligation to arbitrate shall not apply to claims of sexual assault and/or sexual harassment, or any other claims for which mandatory arbitration is (or may hereafter become) prohibited under applicable law.

To indicate your acceptance of the Company’s offer, please sign and date this letter in the space provided below by May 23, 2022. This letter, along with the agreement relating to proprietary rights between you and the Company, set forth the terms of your employment with the Company and supersede any prior representations or agreements, whether written or oral. This letter may not be modified or amended except by a written agreement, signed by an officer of the Company and by you.

We look forward to working with you at DocuSign, Inc.

Sincerely,

DocuSign, Inc.

/s/ Joan Burke
Joan Burke, Chief People Officer

ACCEPTED AND AGREED:

Inhi             Suh

Legal First Name    Legal Last Name
Inhi    Suh
Preferred First Name    Preferred Last Name
(For all accounts)

/s/ Inhi Suh
Signature
May 20, 2022

Date

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Please enter your Legal First Name, Legal Middle Name (if applicable), and Legal Last Name as it appears on your government issued ID you will use for Day 1 onboarding.

Legal First Name    Legal Middle Name (if applicable)    Legal Last Name

Attachment A

RSU Vesting Terms

New Hire Grant

As provided in more detail in the RSU Agreement, your RSUs will become “Vested RSUs” subject to the satisfaction of a service-based requirement. Generally, 25% of the total number RSUs awarded will have the service-based requirement satisfied on the 12-month anniversary of the Vesting Commencement Date, and thereafter 1/16th of the total number of RSUs awarded will have the service-based requirement satisfied in a series of 12 successive equal quarterly installments following the first anniversary of the Vesting Commencement Date until the service-based requirement is fully satisfied on the fourth anniversary of the Vesting Commencement Date, subject to your continued employment or service with the Company on each such date. Vested RSUs will generally be delivered to you (“settled”) on a quarterly basis (March, June, September and December). The RSUs will be subject to the terms and conditions of the Plan and the applicable RSU Agreement

One-Year RSU Grant

As provided in more detail in the RSU Agreement, your RSUs will become “Vested RSUs” subject to the satisfaction of a service-based requirement. Generally, 100% of the total number RSUs awarded will have the service-based requirement satisfied on the 12-month anniversary of the Vesting Commencement Date, subject to your continued employment or service with the Company on such date.

In each case, Vested RSUs will generally be delivered to you (“settled”) on a quarterly basis (March, June, September and December) or in accordance with the Company’s then-current settlement practices.

The RSUs will be subject to the terms and conditions of the Plan and the applicable RSU Agreement.